                                                                    EXHIBIT 99.1


AT AUTOBYTEL.COM:                               AT FINANCIAL RELATIONS BOARD:
Amit Kothari, Interim Chief Financial Officer   Michele LaGrone, analyst contact
infoearnings@autobytel.com                      415/986-1591
949/862-3099
Jennifer Bowser, IR Manager
949/225-4553

               AUTOBYTEL.COM ANNOUNCES SOLID Q3 FINANCIAL RESULTS
             Company Improves Bottom Line by 37 Percent Sequentially
       Record-Breaking Purchase Request Volume at 778,000 for the Quarter


IRVINE, CA - OCTOBER 26, 2000 - Autobytel.com (NASDAQ: ABTL) today announced financial results for the third quarter ended September 30, 2000.

Third quarter revenue grew to $17.5 million, a 65 percent increase over revenue of $10.6 million in the third quarter of 1999, and a three percent sequential increase over revenue of $17.1 million in the quarter ended June 30, 2000. The percent of total revenue from international fees and licenses, and from services such as financing, insurance and web site development was 19 percent for the quarter.

Additionally, the Company reported that at the close of the quarter, its cash and cash equivalents were $90.6 million, including $35.4 million raised and reserved for the operation of Autobytel Europe, compared with $100.3 million in cash as of June 30, 2000. During the quarter, Autobytel.com's cash position declined $0.7 million due to foreign currency exchange rate fluctuations.

Excluding goodwill and stock-based compensation charges and foreign currency exchange losses, the net loss for the quarter was $0.28 per share, an improvement of $0.01 cent, or 3.4 percent, over consensus estimates. The net loss for the quarter, excluding foreign currency exchange losses, was $6.2 million, or $0.30 per share, compared with a net loss of $9.8 million, or $0.48 per share, in the quarter ended June 30, 2000, or an improvement in net loss of 37%. The net loss was $6.3 million, or $0.35 per share, in the quarter ended September 30, 1999. The net loss for the third quarter of this year was $7.9 million, or $0.39 per share.

The Company also reported that revenue from international fees and licenses exceeded $1.3 million during the third quarter, up from $1.2 million in the prior quarter.

"Again, Autobytel.com clearly demonstrates strength, growth and discipline as we move ever closer to achieving profitability," said Mark Lorimer, President and CEO of Autobytel.com. "Purchase Request volume has reached record-breaking levels for the quarter and our dealer network is strong and growing at over 5,100."


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Autobytel.com Reports Third Quarter Results
October 26, 2000
Page 2


"We continue to grow our international partnerships, our ancillary products and services such as financing and aftermarket products, and our customer relationship management tools including MyGarage, which now has over 575,000 registered customers since the program's official launch. Also, in a dedicated effort to achieving profitability, we are strictly managing costs and maintaining our modest cash burn rate. We expect the third quarter of next year to be profitable."

"Additionally, several recent independent studies have further validated our leadership position as well as the strength of the online automotive space. Opinion Research found that American adults, by nearly a three-to-one margin, would rather use an independent online site than a site from a single manufacturer. A study by the University of California, Berkeley and the Yale School of Management found that consumers save money when they purchase a vehicle through Autobytel.com. And J.D. Power and Associates confirmed that Autobytel.com is still the most popular online automotive purchasing service, now accounting for more than 1 percent of all new vehicles sold in the United States."

In conjunction with Autobytel.com's Third Quarter Earnings Release, there will be a conference call broadcast live over the Internet today, October 26, 2000, at 4:30 PM EDT. Links to the web cast conference call follow:

http://event.videonewswire.com/redir.asp?cmp=AUTOBYTEL&dat=102600
http://streetevents.ccbn.com/company.asp?ticker=abtl&client=streetevents

ABOUT AUTOBYTEL.COM INC.

Internationally-branded Autobytel.com is the acknowledged leader in online automotive commerce. The most comprehensive automotive Internet site, Autobytel.com offers consumers a positive purchasing and ownership experience, while providing its Accredited Dealer Network with the most efficient way to reach online car buyers. As it assists consumers through every aspect of the automotive lifecycle, Autobytel.com provides continuity into the next vehicle purchase. Launched in March 1995, Autobytel.com's low-cost, no-haggle car-buying program is available in the U.S., Canada (www.autobytel.ca), the United Kingdom (www.autobytel.co.uk), Sweden (www.autobytel.se) and Japan (www.autobytel-japan.com). In 2000, Autobytel.com was ranked #1 in Dealer Satisfaction with Online Buying Services for the third year in a row1.

(1) J.D. Power and Associates 1998 - 2000 Dealer Satisfaction With Online Buying Services Studies(SM). 2000 study conducted among dealership Internet specialists who completed 2,144 evaluations of individual services. www.jdpower.com.

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obliation to update publicly any forward-looking


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Autobytel.com Reports Third Quarter Results
October 26, 2000
Page 3


statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause Autobytel.com's actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, changes in A.I.N. Corporation's financial performance, and other matters disclosed in Autobytel.com's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the Company's annual report on Form 10-K for the year ended December 31, 1999, and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's stock.



                                      # # #

Autobytel.com Reports Third Quarter Results
October 26, 2000
Page 4


                               AUTOBYTEL.COM INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

             (Amounts in thousands, except share and per share data)

                                   (Unaudited)

                                                  Three Months Ended September 30,           Nine Months Ended September 30,
                                                  ---------------------------------         ---------------------------------
                                                      2000                  1999                 2000                1999
                                                  ------------         ------------         ------------         ------------
Revenues
    Program fees                                  $     14,174         $      9,361         $     40,160         $     25,174
    Other related products and services                  3,365                1,264                9,563                2,686
                                                  ------------         ------------         ------------         ------------
                                                        17,539               10,625               49,723               27,860
                                                  ------------         ------------         ------------         ------------
Operating expenses:
    Sales and marketing                                 15,504               11,049               50,371               32,033
    Product and technology development                   6,197                4,216               18,059                9,798
    General and administrative                           3,090                2,390                8,580                5,750
    Stock based compensation                                65                  282                  330                  791
    Goodwill amortization                                  423                   --                1,061                   --
                                                  ------------         ------------         ------------         ------------
        Total operating expenses                        25,279               17,937               78,401               48,372
                                                  ------------         ------------         ------------         ------------
    Loss from operations                                (7,740)              (7,312)             (28,678)             (20,512)

Interest income (expense), net                           1,580                1,097                4,698                2,544
Foreign currency exchange loss                          (1,758)                  --               (1,759)                  --
Other income (expense), net                                 --                  (66)                  --                 (394)
                                                  ------------         ------------         ------------         ------------
    Loss before provision for income taxes              (7,918)              (6,281)             (25,739)             (18,362)

Provision for income taxes                                   1                   10                   42                   54
                                                  ------------         ------------         ------------         ------------
    Net loss                                      $     (7,919)        $     (6,291)        $    (25,781)        $    (18,416)
                                                  ============         ============         ============         ============
Basic and diluted net loss per share              $      (0.39)        $      (0.35)        $      (1.41)        $      (1.23)
                                                  ============         ============         ============         ============
Shares used in computing basic and diluted
    net loss per share                              20,331,455           17,878,188           18,296,639           14,959,928
                                                  ============         ============         ============         ============

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Autobytel.com Reports Third Quarter Results
October 26, 2000
Page 5


                               AUTOBYTEL.COM INC.

                           CONSOLIDATED BALANCE SHEETS

                             (Amounts in thousands)

                                     ASSETS

                                                            September 30,   December 31,
                                                                2000           1999
                                                            -------------   ------------
                                                            (Unaudited)
Current assets:
    Cash and cash equivalents                                 $ 90,565        $85,457
    Accounts receivable, net                                     6,459          4,593
    Other current assets                                         2,583          2,819
                                                              --------        -------
            Total current assets                                99,607         92,869
Property and equipment, net                                      2,047          1,630
Goodwill, net                                                   24,175             10
Other assets                                                     1,451            363
                                                              --------        -------
            Total assets                                      $127,280        $94,872
                                                              ========        =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                     $ 15,396        $11,049
    Deferred revenues                                            6,853          6,147
    Other current liabilities                                    1,778            917
                                                              --------        -------
            Total current liabilities                           24,027         18,113
Other liabilities                                                   67             53
                                                              --------        -------
            Total liabilities                                   24,094         18,166
Minority interest                                                8,193             --
Total stockholders' equity                                      94,993         76,706
                                                              --------        -------
            Total liabilities and stockholders' equity        $127,280        $94,872
                                                              ========        =======